Exhibit 99.1

Elder-Beerman Receives Offer from the Bon-Ton Stores, Inc.

    DAYTON, Ohio--(BUSINESS WIRE)--July 29, 2003--The Elder-Beerman Stores Corp. (Nasdaq:EBSC) today announced that The Bon-Ton Stores, Inc. (Nasdaq:BONT) has proposed that the two companies merge. In its proposal letter, Bon-Ton stated that, based on publicly available information, it is prepared to pay $7.00 in cash for each Elder-Beerman common share, subject to due diligence and financing.
    While Bon-Ton stated in its proposal that it believed its offer was full and fair, it also recognized that there may be values inherent in Elder-Beerman that it is unable to perceive without access to non-public information and the company's assistance. Bon-Ton requested certain non-public information concerning Elder-Beerman and indicated that it is prepared immediately to enter into a confidentiality agreement and commence its due diligence with the goal of completing a transaction by the end of September.
    After a review, with the assistance of its financial and legal advisors, of Bon Ton's proposal letter and related matters, Elder-Beerman's board of directors authorized the company, subject to the execution of a confidentiality agreement, to provide Bon-Ton with the requested information and, as appropriate, to engage in discussions and negotiations. Elder-Beerman emphasized that there can be no assurance as to the outcome of the discussions with Bon-Ton and that it is continuing to proceed under its merger agreement with Wright Holdings which remains in full force and effect. As previously announced, on June 25, 2003, Elder-Beerman entered into an agreement and plan of merger with Wright Holdings, Inc. and its subsidiary providing for the acquisition of all outstanding shares at a price of $6.00 per share in cash.
    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.

    This press release contains certain "forward-looking" statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. Certain factors could cause actual events not to occur as expressed in the forward-looking statements. The Company assumes no obligation to update the forward-looking information. Risks and uncertainties concerning the Company's performance are set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

    CONTACT: The Elder-Beerman Stores Corp.
             Gloria Siegler, 937-296-7339